Exhibit 10.11

CATALYST BIOSCIENCES, INC. 260 Littlefield Avenue South San Francisco, CA 94080 P 650.871.0761 W catalystbiosciences.com NASDAQ: CBIO

Nassim Usman, Ph.D.
Chief Executive Officer

14 April 2016

Howard Levy, M.D., Ph.D., M.M.M.

65 Van Dyke Road

Hopewell, New Jersey 08525

Dear Dr. Levy:

I am pleased to confirm our offer to you to serve as Chief Medical Officer of Catalyst Bio, Inc. (the "Company"). In this role, you will report directly to Nassim Usman, President and Chief Executive Officer. We look forward to your joining us on or before 18 April 2016.

While employed by the Company, you agree to perform your duties faithfully and to the best of your abilities and to devote your full business efforts and time to the Company. Except upon the prior written consent of the Board of Directors, you will not, during your employment with the Company, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with your duties and responsibilities as Chief Medical Officer or create a conflict of interest with the Company. This consent will not be unduly withheld. Notwithstanding the foregoing, the Company acknowledges and approves of the continuation of your current advisory activities to Hillhurst Biopharmaceuticals and ZZ Biotech, so long as such activities do not interfere with your duties and responsibilities to the Company.

Your initial base compensation will be $31,250 per month ($375,000, annualized), paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding. You will be eligible for a review of your salary in January, 2017. You will also have the opportunity to earn an annual performance-based bonus up to 35% of your annual salary (pro-rated for 2016 based on your date of hire). Any annual bonus that is earned will be paid no later than March 15th of the year following the year to which the bonus relates.

Exceptional Science, Essential Medicines.

It is anticipated that you will work primarily from your home in Hopewell, NJ, with occasional travel to the Company's offices and for other business meetings as required.

During your employment with the Company, you will be eligible to participate in the Company's employee benefit plans including, but not limited to, Life, Disability, Medical, Dental and Vision Insurance, 401(k), Section 125 Flexible Spending Accounts. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

As a full-time employee, you will be eligible for paid time off benefits, which include sick leave and vacation time, in accordance with the Company's policies for similarly situated employees.

Subject to the approval of the Board of Directors or Compensation Committee of the Board of Directors of Catalyst Biosciences, Inc., you will receive stock options to purchase 100,000 shares of common stock of Catalyst Biosciences, Inc. The exercise price of your stock options will be equal to the closing price of the common stock on the grant date of the options, which will be the later of (i) your start date and (ii) the date on which the Board of Directors or Compensation Committee of the Board of Directors approves of the grant of such stock options. Your options will vest over four years, with 25% vesting on the one-year anniversary of your start date, and 1/48 of the total number of shares vesting monthly thereafter. Your option will be granted as an "inducement option" outside of the Company's 2015 Stock Incentive Plan pursuant to Nasdaq rules and regulations, but will have terms and conditions similar to options granted pursuant to the Catalyst Biosciences, Inc. 2015 Stock Incentive Plan, as will be set forth in the applicable stock option agreement.

In the event your employment with us is terminated for any reason other than death or Disability (as defined in the 2015 Stock Incentive Plan), you will have three months following the termination of employment to exercise the vested portion of your initial option grant. In the event your employment with us is terminated due to your death or Disability, the vested portion of your initial option grant may be exercised within the one-year period following the termination of your employment. In no event may your initial option grant be exercised after the expiration of its ten-year term. As a condition of accepting this offer of employment, you will be required to complete, sign and return the Company's standard form of confidential information and/or inventions assignment agreement, if you have not already done so.

You should be aware that your employment with the Company is for no specified period and constitutes "at will" employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. The at-will employment policy can only be changed by a written document approved by the Board and signed on behalf of the Board.

Should your employment with the Company be terminated without Cause or as a result of Constructive Termination in each case after the one year anniversary of your Start Date and before a Change of Control (each as defined below), (i) you shall be eligible to receive severance payments, equal to the rate of base salary which you were receiving at the time of such termination, during the period from the date of your termination until the date that is six (6) months after the effective date of the termination (the "Severance Period"), which payments shall be paid during the Severance Period (or applicable shorter period) in accordance with the

Company's standard payroll practice following the effective date of the release described below and which shall be subject to applicable withholding taxes, and (ii) accelerated vesting as of the time of such termination with respect to the unvested options held by you that would have vested during the Severance Period.

Should your employment with the Company be terminated without Cause or as a result of Constructive Termination in each case after a Change of Control, (i) you shall be eligible to receive severance payments, equal to the rate of base salary which you were receiving at the time of such termination, during the period from the date of your termination until the date that is nine (9) months after the effective date of the termination (the "Post-COC Severance Period"), which payments shall be paid during the Post-COC Severance Period (or applicable shorter period) in accordance with the Company's standard payroll practice following the effective date of the release described below and which shall be subject to applicable withholding taxes, and (ii) 100% percent of any unvested options held by you will vest as of the time of such termination.

Any severance benefits under this Agreement are conditioned upon (a) your execution of a release of claims in a form provided by the Company, and any severance payments shall commence on the 60th day following your separation, so long as you have signed a release that has become irrevocable during such period, with the initial payment including payments that otherwise would have been made during the sixty day period, and (b) your agreement not to compete with the Company, or its successors or assigns, during the period in which you are receiving these severance payments. If you engage in any business activity competitive with the Company or its successors or assigns during this period, all severance payments shall cease immediately.

Notwithstanding anything to the contrary in this offer letter, any cash severance payment due to you under this offer letter or otherwise will not be paid during the six (6) month period following your termination of employment unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated above would not cause you to incur an additional tax under Section 409A of the Internal Revenue Code and any temporary or final treasury regulations and internal revenue service guidance thereunder ("Section 409A"). If the payment of any amounts are delayed as a result of the previous sentence, any cash severance payments due to you pursuant to this offer letter or otherwise during the first six (6) months after your termination will accrue during such six month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination. Thereafter, payments will resume in accordance with the applicable schedule set forth in this offer letter. You agree to work in good faith with the Company to consider amendments to this offer letter which are necessary or appropriate to avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment to you of payments or benefits under this offer letter. Notwithstanding the foregoing, this offer letter will be deemed amended, without any consent required from you, to the extent necessary to avoid imposition of any additional tax or income recognition pursuant to Section 409A prior to actual payments to you under this offer letter. You and the Company agree to cooperate with each other and to take reasonably necessary steps in this regard.

This Agreement is intended to comply with the requirements of Section 409A, including the exceptions thereto, and shall be construed and administered in accordance with such intent.

Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a "separation from service" under Section 409A. To the extent that reimbursements or other in-kind benefits under this Agreement constitute "nonqualified deferred compensation" for purposes of Section 409A, (i) such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred, (ii) no right to such reimbursement or in-kind benefits shall be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company, any Company affiliates, or their respective employees, officers, directors, agents and representatives (including, without limitation, legal counsel) be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

"Cause" shall mean (i) your failure to perform your assigned duties or responsibilities as an employee of the Company after notice thereof from the Company describing your failure to perform such duties or responsibilities, (ii) your engaging in any act of dishonesty, fraud or misrepresentation, (iii) your violation of any federal or state law or regulation applicable to the Company's business, (iv) your breach of any confidentiality agreement or invention assignment agreement between you and the Company, or (v) your being convicted of or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

"Constructive Termination" shall be deemed to occur if, without your written consent, within 90 days following any of the conditions below, you terminate your employment in accordance with this provision: (A) the Company's material breach of this Agreement resulting from the failure of the Company to require any successor to the Company upon a Change of Control to assume the Company's obligations under this offer letter, (B) a material reduction or other adverse change in your job duties, reporting relationships, responsibilities and requirements inconsistent with your position with the Company and prior duties, reporting relationships, responsibilities and requirements, provided that neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control in terms of job duties, responsibilities or requirements shall constitute a material reduction in job responsibilities, or (C) the request by the Company or its successor to relocate the principal place for performance of your Company duties to a location more than thirty (30) miles from your then-current principal business location; provided that (i) you have provided written notice of your intent to terminate employment on the basis of a Constructive Termination within sixty (60) days after the Constructive Termination condition first occurs, and (ii) the

Company fails to correct the Constructive Termination within thirty (30) days after receipt of your written notice.

In the event that the severance and other payments or benefits provided for in this offer letter or otherwise payable to you (i) constitute "parachute payments" within the meaning, of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then your benefits under this offer letter shall be either

A. delivered in full, or

B. delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction is requiredand no parachute payments constitute nonqualified deferred compensation under Section 409A, you shall be able to select which payments and/or benefits are reduced and the order of reduction. If a reduction is required and any parachute payments constitute nonqualified deferred compensation under Section 409A, the reduction shall occur in the following order: (i) options whose exercise price exceeds the fair market value of the optioned equity, (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). The term "Full Credit Payment" means a payment or benefit that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar. "Partial Credit Payment" means any payment or benefit that is not a Full Credit Payment.

You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company's policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer.

This offer letter and the confidential information and/or inventions assignment agreement between you and the Company that you will be required to execute upon commencement of your employment hereunder, if you have not already done so, represent the entire agreement and understanding between you and the Company concerning your employment relationship with the

Company, and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral. Except as specifically provided in this offer letter, this offer letter can only be amended in a writing approved by the Board and signed by you and a duly authorized officer of the Company. Any waiver of a right under this offer letter must be in writing. The Company will require any successor to all or substantially all of its assets or businesses to assume this Agreement and perform the Company's obligations hereunder. This offer letter will be governed by California law.

For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of the effective date of your employment, or your employment relation hip with the Company may be terminated.

Please sign below to indicate your acceptance and agreement to the terms set forth in this offer letter and return the signed offer letter to me no later than 18 April 2016.

I am pleased to welcome you to the Company, and I look forward to your participation in the Company's future success. Please call me at (650) 266-8674 if you have any questions.

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